UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 23, 2006

ANGIODYNAMICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-50761	11-3146460
(Commission File Number)	(IRS Employer Identification No.)

603 Queensbury Avenue, Queensbury, New York	12804
(Address of Principal Executive Offices)	(Zip Code)

(518) 798-1215

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On May 23, 2006, AngioDynamics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”), with RBC Capital Markets Corporation, Canaccord Adams Inc., First Albany Capital Inc. and KeyBanc Capital Markets, as representatives of the underwriters, under which it agreed to sell 2,400,000 shares of common stock (the “Shares”) to the underwriters with net proceeds to the Company of $22.63 per share (before deducting transaction expenses). The Company has also granted the underwriters a 30-day option to purchase up to 360,000 additional shares to cover over-allotments, if any. The offering is being made under the Company’s Registration Statement on Form S-3 (Reg. No. 333-133748), which was declared effective by the Securities and Exchange Commission (the “SEC”) on May 23, 2006. On May 24, 2006, the Company filed a final prospectus relating to the offer and sale of the Shares with the SEC. The Shares are expected to be delivered to the underwriters on May 30, 2006.

The Underwriting Agreement contains customary representations and warranties on the Company’s part. The Underwriting Agreement also contains customary indemnification and contribution provisions whereby the Company and the underwriters have agreed to indemnify each other against certain liabilities.

The Underwriting Agreement is filed as Exhibit 10.1 to this report and is incorporated herein by reference. The above description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such agreement.

Item 8.01.	Other Events

On May 24, 2006, the Company issued a press release announcing the offering described in Item 1.01 of this report, a copy of which is filed as Exhibit 99.1 to this report and which is incorporated herein by reference.

Item 9.01	Financial Statements And Exhibits

(d)	Exhibits

10.1	Underwriting Agreement dated May 23, 2006 between and among AngioDynamics, Inc., RBC Capital Markets Corporation, Canaccord Adams Inc., First Albany Capital Inc. and KeyBanc Capital Markets.

99.1	Press release dated May 24, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 25, 2006	ANGIODYNAMICS,INC. (Registrant)

	By:	/s/ Joseph G. Gerardi
Joseph G. Gerardi Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Underwriting Agreement dated May 23, 2006 between and among AngioDynamics, Inc., RBC Capital Markets Corporation, Canaccord Adams Inc., First Albany Capital Inc. and KeyBanc Capital Markets.

99.1	Press release dated May 24, 2006.